Exhibit 99.1

MODEL N ANNOUNCES PROPOSED OFFERING OF $150.0 MILLION OF CONVERTIBLE SENIOR NOTES DUE 2025

SAN MATEO, Calif. - -May 19, 2020 - Model N, Inc. (NYSE: MODN), a leading provider of cloud revenue management solutions for Life Sciences and High Tech companies, announced today that it intends to offer, subject to market conditions and other factors, $150.0 million aggregate principal amount of convertible senior notes due 2025 in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, or the Securities Act. Model N also intends to grant the initial purchasers of the notes an option to purchase up to an additional $22.5 million aggregate principal amount of notes.
The notes will be senior, unsecured obligations of Model N, and interest will be payable semi-annually in arrears. The notes will mature on June 1, 2025, unless earlier converted, repurchased or redeemed in accordance with the terms of the notes. Prior to March 1, 2025, the notes will be convertible at the option of holders of the notes only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of Model N’s common stock, cash or a combination of cash and shares of Model N’s common stock, at the election of Model N.
Prior to June 6, 2023, the notes will not be redeemable. On a redemption date occurring on or after June 6, 2023 and on or before the 41st scheduled trading day immediately before the maturity date, Model N may redeem for cash all or any portion of the notes, at its option, if the last reported sale price of Model N’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which Model N provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Model N provides notice of redemption.
Holders of the notes will have the right to require Model N to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). Model N will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes occurring prior to the maturity date or convert their notes called for redemption following delivery by Model N of a notice of redemption.
The interest rate, initial conversion rate, offering price and other terms are to be determined upon pricing of the notes.
Model N intends to use approximately $40.0 million of the net proceeds from the offering to repay in full the debt outstanding under, and terminate, Model N’s credit facility and the remainder of the net proceeds for working capital and other general corporate purposes, which may include potential acquisitions and strategic transactions. From time to time, Model N evaluates potential acquisitions and strategic transactions of businesses, technologies or products. However, Model N has not designated any specific uses and has no current agreements with respect to any material acquisition or strategic transaction. These intentions are subject to change.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Model N’s common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.
The notes will be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The notes and any shares of Model N’s common stock issuable upon conversion of the notes have not been and are not expected to be registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the proposed terms of the offering, the completion, timing, and size of the proposed offering and the anticipated use of the net proceeds from the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. Factors that may contribute to such differences include, but are not limited to, risks related to whether Model N will consummate the offering of the notes on the expected terms, or at all, the anticipated principal amount of the notes, which could differ based upon market conditions, the expected use of the net proceeds from the offering, which could change as a result of market conditions or for other reasons, prevailing market and other general economic, industry or political conditions in the United States or internationally, the global pandemic resulting from the novel coronavirus known as COVID-19, and whether Model N will be able to satisfy the conditions required to close any sale of the notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Model N’s business and financial results, please review the “Risk Factors” described in Model N’s Annual Report on Form 10-K for the year ended September 30, 2019 and Model N’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) and in Model N’s other filings with the SEC. Except as may be required by law, Model N does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

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Investor Relations Contact:

Gwyn Lauber
Model N, Inc.
650-610-4998
investorrelations@modeln.com

Media Contact:

Laura Ruark
Bospar Public Relations
laura@bospar.com

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